DECLARATION OF TRUST


THIS DECLARATION OF TRUST,  made October 31, 1995 (this  "Declaration"),  by and among AMERICAN INCOME 2 LIMITED PARTNERSHIP, a Massachusetts limited partnership, as grantor (the "Grantor" or the "Partnership"), AFG LEASING ASSOCIATES, a Massachusetts partnership, as trustee (in such capacity, together with its successors as Trustee hereunder, the "Trustee") and the general and limited partners of the Grantor as beneficiaries (the "Beneficiaries").


                              Preliminary Statement

      The Partnership is being terminated in accordance with the Amended and Restated Agreement and Certificate of Limited Partnership of the Partnership dated as of December 28, 1983, as amended from time to time through the date hereof (as so amended, the "Partnership Agreement"). Capitalized terms used and not otherwise defined herein have the respective meanings set forth in the Partnership Agreement.

      In accordance with the Partnership Agreement, the Grantor intends to deposit in a non-interest bearing custodian account (the "Account") funds (the "Funds") in an amount sufficient in the judgment of the Trustee, to satisfy any remaining liabilities of the Partnership (the "Liabilities") and thereafter to distribute the balance of the Funds in the Account, if any (the "Net Funds"), to the Beneficiaries.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Establishment of Trust; Name

         A trust is hereby established to be known as the American Income 2 Limited Partnership Liquidating Trust (the "Trust")

2.       Beneficiaries

         The Beneficiaries of the Trust are the general and limited partners of the Grantor and their respective percentage interests in the Funds and the Net Funds (the "Respective Interests") are their respective Interests in the termination distributions of the Partnership, as provided in the Partnership Agreement.

3.       Trust Property

    (a) The Grantor hereby assigns, transfers and conveys to the Trustee, in trust, all right, title and interest of theGrantor in and to the Funds.
    (b) The Trustee shall hold the Funds in order to pay for any Liabilities in accordance with Article VI of thePartnership Agreement and thereafter to distribute the Net Funds to the Beneficiaries in accordance with their Respective Interests.
    (c) The Trustee shall not otherwise deal with the Funds unless directed by a majority-in-interest of theBeneficiaries.


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4.       Acts of Trustees

    (a)Except as expressly provided herein, the Trustee shall have no power to deal in or with the Funds.
    (b) Notwithstanding any provisions contained herein, the Trustee shall never be required to take any action which will, in its opinion, cause it to incur any personal liability unless first indemnified to its satisfaction. The Funds will be available for purposes of indemnification. Any Person dealing with the Trustee shall be fully protected in accordance with the provisions of Section 7.

5.       Termination of Trust

         This Trust shall terminate within a reasonable period of time after all Liabilities of the Partnership have been satisfied in full in the judgment of the Trustee but in any event no later than December 31, 2002. Upon such termination, the Trustee shall transfer and convey the balance of the Net Funds in the Account to the Beneficiaries in proportion to their Respective Interests.

6.       Resignation and Succession

    (a) The Trustee may resign at any time, and any Trustee may be removed at any time by the majority-in-interest of the Beneficiaries.
    (b) The cessation of service by any Trustee (whether resulting from the death, incapacity, resignation or removal of such Trustee for any other cause) shall be evidenced by a certificate thereof signed by the Beneficiaries and the appointment of a succeeding Trustee shall be evidenced by a certificate signed by the succeeding Trustee. The Beneficiaries shall have the power to appoint one or more successor Trustees hereunder.
    (c) Upon the appointment or succession of any succeeding Trustee to the position of Trustee hereunder, title to the Funds and all portions thereof shall thereupon be vested in said succeeding Trustee without the necessity of any conveyance or instrument. Each succeeding Trustee shall have all of the rights, powers, authority, and privileges as if named as the original Trustee hereunder; and no Trustee, original or succeeding, shall be required to furnish a bond or a surety on a bond.

7.       Compensation; Liability and Authority

    (a)No compensation will be paid to any Trustee hereunder.
    (b) No Trustee hereunder shall be liable for any error of judgment nor for any loss arising out of any act or omission in good faith, but shall be responsible only for his own willful breach of trust. No license of court shall be requisite to the validity of any transaction entered into by the Trustee.
    (c) Every agreement or other instrument executed by the Trustee shall be conclusive evidence in favor of every person relying thereon or claiming thereunder that, at the time of the delivery thereof, this Trust was in full force and effect and that the execution and delivery thereof was duly authorized hereunder. Any person dealing with the Trustee may always rely, without further inquiry, on a certificate signed by the Trustee hereof, as to who is the Trustee, or as to the authority of the Trustee to act, or as to the existence or non-existence of any fact or facts which constitute conditions precedent to acts by the Trustee, or which are in any other way germane to the affairs of this Trust.

8.       Amendment

         This Declaration may be amended from time to time by an instrument in writing, signed by all of the then Beneficiaries and by the then Trustee hereof.


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9.       Execution

         The execution of a counterpart of this Declaration or any other instrument referred to herein by any one or more of the parties thereto shall be binding upon the signatories thereto whether or not other parties have executed the same counterpart, provided each party thereto has executed at least one counterpart of such instrument.

10.      Liquidating Trust

         The Grantor, the Trustee and the Beneficiaries intend that this Trust shall be liquidating trust under the Code and Regulation Section 301.7701-4(d) thereunder which has been formed with the objective of liquidating the Trust property. The Grantor, the Trustee and Beneficiaries do not intend that this Trust shall carry on a profit-making business.


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         EXECUTED UNDER SEAL, as of the date first above written.

GRANTOR           TRUSTEE

AFG LEASING ASSOCIATES                                                       AFG LEASING ASSOCIATES

By:  AFG Leasing Incorporated,                                               By:  AFG Leasing Incorporated,
     a general partner                                                            a general partner


By:                                                                          By:
     Geoffrey A. MacDonald                                                        Geoffrey A. MacDonald

BENEFICIARIES

Each of those persons listed as General and Limited Partners in Schedule A to the Partnership

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By:

     AFG Leasing Incorporated, as general partner of and for AFG Leasing Associates, for itself and as an attorney-in-fact for each of the above-named Limited Partners